     PRESS RELEASE

                  For Release:   Immediate
                  Contact:         Scott Monette
                                          314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE FOURTH QUARTER OF FISCAL 2003

St. Louis, MO, November 14, 2003. . .Ralcorp Holdings, Inc. (NYSE:RAH) today reported net sales for its fourth quarter and fiscal year ended September 30, 2003 of $329.4 million and $1,303.6 million, respectively. Those figures reflect top-line growth of 1 percent and 2 percent, respectively, from $326.8 and $1,280.3 in the corresponding periods of fiscal 2002. The Company recorded a $59.0 million non-cash goodwill impairment loss in the fourth quarter of fiscal 2003 ($45.5 million after a $13.5 million deferred tax benefit, or about $1.53 per share) related to its Carriage House reporting unit. The charge resulted in a net loss of $38.7 million for the quarter and net earnings of $7.4 million for the year. Fourth quarter diluted loss per share was $1.34 and fiscal 2003 diluted earnings per share were $.25. For more information about the goodwill impairment, see the section below titled “Goodwill Impairment Loss”.

Other items included in fiscal year 2003 but not in fiscal year 2002 were:
  October through January results from the Lofthouse cookie business acquired on January 30, 2002 (including approximately $30 million of net sales);
  $14.3 million of restructuring charges, related to business changes in the Dressings, Syrups, Jellies & Sauces segment and the in-store bakery (ISB) division of the Cereals, Crackers & Cookies segment [$.31 per diluted share] (details discussed under “Restructuring Charges” below);
  $13.0 million ($14.6 million in fiscal 2003 compared to $1.6 million in fiscal 2002) income received in settlement of substantially all claims related to vitamin antitrust litigation, net of related legal costs [$.28 per diluted share];
  $3.0 million (including $.3 million in the fourth quarter) of accelerated depreciation expense caused by changes in the remaining useful life of certain assets of the Streator facility, the ketchup business, and the ISB division, related to restructuring initiatives [$.06 per diluted share];
  $2.5 million (including $1.0 million in the fourth quarter) of incremental expenses associated with a pilot project to upgrade information systems [$.05 per diluted share];
  $1.5 million (including $.1 million in the fourth quarter) related to accounts receivable losses from Fleming, which filed for bankruptcy on April 1, 2003, as well as provisions totaling $.6 million for excess Fleming packaging and finished goods inventories [$.05 per diluted share]; and
  $1.2 million recorded to cover estimated costs related to the recall of a product produced by Ralston Foods for a co-manufacturing customer [$.03 per diluted share].

Net Sales by Segment	Three Months Ended		Year Ended
(in millions)	September 30,		September 30,

	2003	2002	2003	2002

Cereals	$80.1	$77.0	$316.7	$312.5
Crackers & Cookies	104.3	99.2	397.6	343.5

Cereals, Crackers & Cookies	184.4	176.2	714.3	656.0
Dressings, Syrups, Jellies & Sauces	96.3	108.2	405.8	451.5
Snack Nuts & Candy	48.7	42.4	183.5	172.8

Total Net Sales	$329.4	$326.8	$1,303.6	$1,280.3

Profit Contribution by Segment	Three Months Ended		Year Ended
(in millions)	September 30,		September 30,

	2003	2002	2003	2002

Cereals, Crackers & Cookies	$20.3	$15.9	$76.9	$70.1
Dressings, Syrups, Jellies & Sauces	3.2	3.1	8.0	13.5
Snack Nuts & Candy	4.2	5.9	22.8	20.6

Total Segment Profit Contribution	27.7	24.9	107.7	104.2
Interest expense, net	(.7)	(1.2)	(3.3)	(5.9)
Restructuring charges	(.9)	-	(14.3)	-
Accelerated depreciation	(.3)	-	(3.0)	-
Goodwill impairment loss	(59.0)	-	(59.0)	-
Litigation settlement income, net	-	1.0	14.6	1.6
Other unallocated corporate expenses	(6.7)	(2.4)	(18.0)	(14.6)
Earnings before Income Taxes
and Equity Earnings	$(39.9)	$22.3	$24.7	$85.3

Cereals, Crackers & Cookies

Fourth quarter net sales for the Cereals, Crackers & Cookies segment were up 5 percent from last year, as the Bremner cracker and cookie division contributed a $5.1 million improvement in sales and the Ralston Foods cereal division added a $3.1 million increase. Cracker sales volume and sales dollars grew more than 10 percent from last year. Base cookie sales volume (which excludes ISB sales) fell 11 percent as a result of reduced co-manufacturing business in the current quarter relative to last year’s levels; however, base cookie sales dollars improved 1 percent as a result of favorable mix. ISB sales volume increased 4 percent from last year’s fourth quarter. Fourth quarter sales volume of store brand ready-to-eat (RTE) cereals was off 5 percent from last year, primarily due to reduced sales to Fleming. Hot cereal volume was up almost 6 percent. Overall, Ralston Foods’ sales volume was flat, and the relative increase in fourth quarter sales dollars was largely due to the amount and timing of promotional discount programs.

For the year ended September 30, 2003, net sales for the segment were up 9 percent from a year ago, with Bremner and Ralston Foods contributing increases of $54.1 million and $4.2 million, respectively. About $30 million of the Bremner growth is attributable to an additional four months of Lofthouse sales in the current year, while the remainder came through ongoing expansion with existing customers. Cracker volume was up 14 percent from last year, and base cookie volume was down 5 percent. Excluding Lofthouse sales for the first four months, ISB volume was up 4 percent year-over-year. For Ralston Foods, an increase in co-manufactured RTE sales offset a decline in store brand RTE cereal for the year, so combined RTE volume was flat. Hot cereal volume was up 5 percent. Again, most of the relative sales dollar improvement at Ralston Foods was due to the amount and timing of promotional discounts.

The segment’s profit contribution was up $4.4 million (28 percent) for the fourth quarter and $6.8 million (10 percent) for the year. Fourth quarter profit benefited from the increased sales, the reduced promotional activity in the current year, reduced expenses related to capital projects, lower freight costs, and favorable product mix. Those benefits were partially offset by rising costs of insurance, employee benefits, and ingredients such as wheat flour, soybean oil, honey, cocoa, and sugar.

Dressings, Syrups, Jellies & Sauces

In the Dressings, Syrups, Jellies & Sauces segment, also known as Carriage House, net sales for the three and twelve months ended September 30, 2003 decreased 11 percent and 10 percent, respectively, compared to the corresponding periods last year. Those declines are attributable primarily to the loss of a major co-manufacturing customer at the beginning of fiscal 2003, as well as to the sale of the ketchup business in November 2002, reduced sales to Fleming, and continued pricing pressures. These sales reductions were partially offset by increased business with continuing customers.

Despite the significant decline in sales dollars, the segment’s fourth quarter profit improved slightly, primarily because the ketchup business generated a loss in last year’s fourth quarter. In addition, segment profit was helped by administrative cost reductions, favorable freight costs, and favorable peanut costs, partially offset by continuing cost increases in soy oil, eggs, sweeteners, and cocoa. For the year, profit contribution was $5.5 million lower than last year as a result of increased production costs due to inefficiencies related to the lower volumes and restructuring initiatives, as well as charges related to the Fleming bankruptcy.

Carriage House has conducted an accelerated program to rationalize production capacity and now seeks to improve production processes and efficiencies, thereby reducing costs in order to remain competitive in the current environment. As part of this program, Carriage House has fully or partially closed several plants, divested certain product categories, and relocated production equipment. These complicated initiatives have resulted in production inefficiencies, which the Company believes are transitional and temporary. In fact, while production costs were still slightly higher than last year, fourth quarter production performance was improved over the earlier part of the year.

Snack Nuts & Candy

Fourth quarter net sales for the Snack Nuts & Candy segment, also known as Nutcracker Brands, grew 15 percent from a year ago. This growth was generated primarily through increased volume with several existing customers, partially offset by continued competitive pricing pressures and an unfavorable product mix. Fourth quarter profit fell $1.7 million from last year because variable and fixed costs were comparable while the average selling price declined.

For the full year, the segment’s net sales were 6 percent higher than in fiscal 2002 and profit contribution improved by 11 percent. The sales growth factors were the same as described for the fourth quarter, but were further offset by a significant reduction in first quarter holiday orders from a major customer. The year’s profit was boosted by favorable costs on some ingredients for much of the year.

Interest Expense

Interest expense dropped to $.7 million and $3.3 million, respectively, for the three and twelve months ended September 30, 2003, from $1.2 million and $5.9 million in the corresponding periods of the prior year. The decrease is attributable to both lower interest rates and lower debt levels in the current year. The weighted average interest rate on the Company’s debt, nearly all of which incurs interest at variable rates, was 2.1 percent for the quarter and 2.4 percent for the year, compared to 2.8 percent and 3.1 percent, respectively, for fiscal 2002. Despite additional borrowings of approximately $28 million to fund the repurchase of over a million shares of its common stock in December 2002, Ralcorp reduced its outstanding long-term debt from $179.0 million at September 30, 2002 to $155.9 million at September 30, 2003.

On September 24, 2001, the Company entered into a three-year agreement to sell its trade accounts receivable on an ongoing basis. Discounts related to this agreement totaled $.7 million and $1.2 million in fiscal 2003 and 2002, respectively, and are included on the Consolidated Statement of Earnings in selling, general and administrative expenses.

Restructuring Charges

In fiscal 2003, Ralcorp recorded restructuring charges totaling $14.3 million ($9.2 after taxes, or $.31 per diluted share), related to business changes in its Dressings, Syrups, Jellies & Sauces segment and its Crackers & Cookies division. First, management reduced operations at the Streator, IL, facility, transferring production of all product lines except peanut butter to other locations and incurring $1.4 million of expenses related to employee termination benefits and asset disposal. Second, the ketchup business, including certain equipment, was sold with a net loss of $1.4 million. Costs included writing off or reducing the valuation of related inventories of packaging, ingredients, and finished products. Third, the tomato paste business, including a production facility located near Williams, CA, was impaired by $5.0 million and then sold with an additional loss of $3.6 million. Finally, Ralcorp’s cracker and cookie division, Bremner, is in the process of closing three facilities of its in-store bakery (ISB) division and consolidating its ISB operations at a new plant in Ogden, UT. The ISB facility in Kent, WA, was closed in June. The other two ISB facilities, which are located near the new plant, are being relocated in stages beginning in June of 2003 and ending in March or April of 2004. The Company recorded $2.9 million (including $.9 million in the fourth quarter) of expenses related to the fair value of Kent lease obligations, employee termination benefits, and other shutdown and relocation costs.

Goodwill Impairment Loss

In accordance with FAS 142, “Goodwill and Other Intangible Assets,” Ralcorp completed its annual goodwill impairment test of each of its reporting units during the fourth quarter. In the first step of the test, the fair value of each reporting unit was compared with its carrying amount. Based on that indicator, only the Carriage House reporting unit (i.e., the Dressings, Syrups, Jellies & Sauces segment) had a potential impairment, and the second step of the test was conducted for that unit to determine the amount of impairment loss by comparing the implied fair value of goodwill to its carrying value. The implied fair value of goodwill is the excess of the fair value of the reporting unit over the fair value of its identifiable net assets. Estimated fair values were determined based on the best information available, including independent appraisals and the results of valuation techniques such as EBITDA multiples and discounted future cash flows. The implied fair value of goodwill was calculated to be $38.8 million, compared to the carrying value of $97.8 million, so the goodwill impairment loss was determined to be $59.0 million. A portion of Carriage House’s goodwill is not deductible for tax purposes, so the deferred tax benefit of the loss was only $13.5 million. Factors leading to the impairment included the bankruptcy of Fleming (a major Carriage House customer), the inability to quickly replace lost co-manufacturing business, the increasing competitive pricing pressures in the private label food industry, and the near-term production inefficiencies arising from the Carriage House restructuring initiatives discussed above. As discussed previously, management is committed to improving the operations of Carriage House.

Equity Interest in Vail Resorts, Inc.

Ralcorp continues to hold an approximate 21.5 percent equity ownership interest in Vail Resorts, Inc. (NYSE:MTN) Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts' operating results on a two-month time lag. Vail Resorts’ operations are highly seasonal, typically yielding income for the second and third fiscal quarters and losses for the first and fourth fiscal quarters. For the fourth quarter ended September 30, 2003, this investment resulted in a non-cash pre-tax loss of $8.0 million ($5.2 million after taxes), compared to $9.2 million ($6.0 million after taxes) for last year’s fourth quarter. For fiscal 2003, Ralcorp recorded an after-tax equity loss of $.4 million, compared to an after-tax loss of $.8 million for fiscal 2002. The recorded amounts include adjustments to reflect the cumulative effect of Vail Resorts’ earnings restatements for prior periods. Because the effects on Ralcorp’s earnings were immaterial for any single reporting period and in total, the Company chose to reflect the full impact in the period the restatements were reported by Vail Resorts rather than restate its previously reported financial statements. The adjustments had no effect on Ralcorp’s earnings before equity earnings.

Additional Information

See the attached schedules for additional information regarding the Company’s results and financial position.

Certain aspects of the Company’s operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc., the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

###

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(In millions except per share data)

	Three Months Ended		Year Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net Sales	$329.4	$326.8	$1,303.6	$1,280.3

Costs and Expenses
Cost of products sold	262.9	263.8	1,045.6	1,027.6
Selling, general and administrative	45.8	40.5	171.3	163.1
Interest expense, net	.7	1.2	3.3	5.9
Restructuring charges	.9	-	14.3	-
Goodwill impairment loss	59.0	-	59.0	-
Litigation settlement income, net	-	(1.0)	(14.6)	(1.6)

Total Costs and Expenses	369.3	304.5	1,278.9	1,195.0

Earnings before Income Taxes
and Equity Earnings	(39.9)	22.3	24.7	85.3
Income Taxes	(6.4)	8.0	16.9	30.7

Earnings before Equity Earnings	(33.5)	14.3	7.8	54.6
Equity in Earnings (Loss) of Vail Resorts, Inc.,
Net of Related Deferred Income Taxes	(5.2)	(6.0)	(.4)	(.8)

Net Earnings	$(38.7)	$8.3	$7.4	$53.8

Earnings per Share
Basic	$(1.34)	$.28	$.25	$1.79
Diluted	$(1.34)	$.25	$.25	$1.77

Weighted Average Shares Outstanding
Basic	28.9	30.0	29.1	30.0
Diluted	28.9	30.6	29.7	30.4

Notes:                                                                                                                                                                                                                                                      Earnings per share amounts are computed independently for each period presented; therefore, the sum of the amounts for each of the quarters within a year may not equal the amount for the year. For the three months ended September 30, 2002, $.6 representing income from a fair value adjustment of the liability related to one of the Company's deferred compensation plans was deducted from net earnings in the calculation of diluted earnings per share.

RALCORP HOLDINGS, INC.
DEPRECIATION AND AMORTIZATION BY SEGMENT
(In millions)

	Three Months Ended		Year Ended
	September 30,		September 30,

	2003	2002	2003	2002

Cereals, Crackers & Cookies	$6.1	$6.2	$24.3	$24.0
Dressings, Syrups, Jellies & Sauces	2.1	3.0	8.5	8.7
Snack Nuts & Candy	.6	.6	2.3	2.3
Corporate	.6	.3	3.6	.8

Total	$9.4	$10.1	$38.7	$35.8

                                              RALCORP HOLDINGS, INC.
                        CONDENSED CONSOLIDATED BALANCE SHEET
                                                             (In millions)

	Sept. 30,	Sept. 30,
	2003	2002

Current Assets	$243.9	$208.6
Noncurrent Assets	550.4	623.9

Total Assets	$794.3	$832.5
Current Liabilities	$130.7	$120.0
Long-term Debt	155.9	179.0
Other Noncurrent Liabilities	95.0	97.4
Shareholders' Equity	412.7	436.1

Total Liabilities and Shareholders' Equity	$794.3	$832.5